Exhibit 3.1

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT, 2004

AMENDED & RESTATED

MEMORANDUM OF ASSOCIATION

OF

UTi WORLDWIDE INC.

A COMPANY LIMITED BY SHARES

1	DEFINITIONS AND INTERPRETATION

1.1	In this Memorandum of Association, if not inconsistent with the subject or context:

“A Director” means any person being a director and designated as such by a Resolution of Directors pursuant to the provisions of Regulation 10;

“Act” means the BVI Business Companies Act, 2004 (No. 16 of 2004) and includes the regulations made under the Act;

“Articles” means the Articles of Association of the Company, as amended from time to time;

“authorised capital” means the sum of the aggregate par value of all Shares with par value which the Company is authorised by its Memorandum to issue, if any, plus the amount, if any, stated in its Memorandum as authorised capital to be represented by Shares without par value which the Company is authorised by its Memorandum to issue;

“B Director” means any person being a director and designated as such by a Resolution of Directors pursuant to the provisions of Regulation 10;

“Board” means the directors of the Company for the time being, assembled as a board or as a committee thereof, and “Board of Directors” shall be construed accordingly;

“capital” means the sum of the aggregate par value of all outstanding Shares with par value of the Company and Shares with par value held by the Company as Treasury Shares plus

(a)	the aggregate of the amounts designated as capital of all outstanding Shares without par value of the Company and Shares without par value held by the Company as Treasury Shares; and

(b)	the amounts as are from time to time transferred from surplus to capital by a Resolution of Directors;

“C Director” means any person being a director and designated as such by a Resolution of Shareholders or Resolution of Directors pursuant to the provisions of Regulation 10;

“Chairman of the Board” means the person appointed as the chairman of the Board or such other person designated to fulfill such role by the directors, from time to time in accordance with Regulation 17;

“chief executive officer” means the person appointed as the chief executive officer of the Company or such other person designated to fulfill such role by the directors, from time to time in accordance with Regulation 17;

“Class A Preference Shares” means the no par value Class A preference Shares having the rights set out in this Memorandum and includes for the avoidance of doubt the Convertible Preference Shares;

“Class B Preference Shares” means the no par value Class B preference Shares having the rights set out in this Memorandum;

“Company” means UTi Worldwide Inc.;

“Contested Election” means any election of directors in which the number of director nominees exceeds the number of directors to be elected at a meeting of the Shareholders of the Company as of a date that is fourteen (14) days in advance of the date the Company files its definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the Securities and Exchange Commission relating to such meeting;

“Convertible Preference Shares” has the meaning given to it in Clause 12;

“Distribution” in relation to a distribution by the Company to a Shareholder means the direct or indirect transfer of an asset, other than Shares, to or for the benefit of the Shareholder, or the incurring of a debt to or for the benefit of a Shareholder, in relation to Shares held by a Shareholder, and whether by means of the purchase of an asset, the purchase, redemption or other acquisition of Shares, a transfer of indebtedness or otherwise, and includes a dividend;

“Eligible Person” means an individual, company, corporation, trust, the estate of a deceased individual, joint venture, limited liability company, public company limited, public limited company, partnerships and unincorporated association of persons and any other entity approved by Resolution of Directors;

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended;

“Memorandum” means this Memorandum of Association of the Company, as amended from time to time;

“Ordinary Shares” means the no par value ordinary, participating, redeemable Shares having the rights set out in this Memorandum;

“Preferred Shares” means the Class A Preference Shares and the Class B Preference Shares jointly;

“public disclosure” means any disclosure in a press release issued or disseminated in a manner designated to provide broad, non-exclusionary distribution of the information to the public or in a document publicly filed or furnished by the Company with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act or in a registration statement under the Securities Act;

“Registrar” means the Registrar of Corporate Affairs appointed under section 229 of the Act;

“Resolution of Directors” means either:

(a)	a resolution approved at a duly convened and constituted meeting of directors of the Company or of a committee of directors of the Company by the affirmative vote of a majority of the directors present at the meeting who voted; or

(b)	a resolution consented to in writing by three-quarters of the directors or by two-thirds of the members of a committee of directors of the Company with three members or by three-quarters of the members of a committee of directors of the Company other than those committees with three members, as the case may be;

“Resolution of Shareholders” means a resolution approved at a duly convened and constituted meeting of the Shareholders of the Company by the affirmative vote of:

(a)	in any matter other than the election of directors, in excess of 50 percent of the votes of the Shares entitled to vote thereon which were present at the meeting and were voted and not abstained;

(b)	in any matter other than the election of directors, in excess of 50 percent of the votes of each class or series of Shares entitled to vote thereon as a separate class or series which were present at the meeting and were voted and not abstained; and

(c)	in relation to the election of directors by the Shareholders, in excess of 50 percent of the votes of the Shares entitled to vote thereon which were present at the meeting and were voted and not abstained (meaning that the votes cast “for” a director’s election must exceed the number of votes cast “against” such director’s election); provided that if an election of directors is a Contested Election, directors shall be elected by a plurality of the votes of the Shares entitled to vote thereon which were present at the meeting and were voted and not abstained (meaning that the nominee or nominees with the greatest number of votes cast “for” their election up to the number of directors to be elected at the meeting shall be elected);

“Seal” means any seal which has been duly adopted as the common seal of the Company;

“Securities” means Shares and debt obligations of every kind of the Company, and including without limitation options, warrants and rights to acquire Shares or debt obligations;

“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time;

“Securities and Exchange Commission” means the United States Securities and Exchange Commission;

“Share” means a share issued or to be issued by the Company;

“Shareholder” means an Eligible Person whose name is entered in the register of Shareholders of the Company as the holder of one or more Shares or fractional Shares;

“surplus” means the excess, if any, at the time of the determination of the total assets of the Company over the aggregate of its total liabilities, as shown in its books of account, plus the Company’s capital;

“Treasury Share” means a Share that was previously issued but was repurchased, redeemed or otherwise acquired by the Company and not cancelled; and

“written” or any term of like import includes information generated, sent, received or stored by electronic, electrical, digital, magnetic, optical, electromagnetic, biometric or photonic means, including electronic data interchange, electronic mail, telegram, telex or telecopy, and “in writing” shall be construed accordingly.

1.2	In the Memorandum, unless the context otherwise requires a reference to:

(a)	a “Regulation” is a reference to a regulation of the Articles;

(b)	a “Clause” is a reference to a clause of the Memorandum;

(c)	voting by Shareholders is a reference to the casting of the votes attached to the Shares held by the Shareholder voting;

(d)	the Act, the Memorandum or the Articles is a reference to the Act, the Memorandum or the Articles as amended or, in the case of the Act any re-enactment thereof; and

(e)	the singular includes the plural and vice versa, and the masculine, feminine or neuter gender shall equally, where the context admits, include the others.

1.3	Any words or expressions defined in the Act unless the context otherwise requires bear the same meaning in the Memorandum and the Articles unless otherwise defined herein or therein.

1.4	Headings are inserted for convenience only and shall be disregarded in interpreting the Memorandum.

2	NAME

The name of the Company is UTi Worldwide Inc.

3	STATUS

3.1	The Company is a company limited by shares.

3.2	The Company was incorporated on the 30th day of January 1995 pursuant to the International Business Companies Act (Cap. 291) and immediately prior to its automatic re-registration under the BVI Business Companies Act, it was governed by the International Business Companies Act.

4	REGISTERED OFFICE AND REGISTERED AGENT

4.1	At the time of filing of the notice disapplying Part IV of Schedule 2 of the Act, the registered office of the Company is at Midocean Chambers, Road Town, Tortola, British Virgin Islands.

4.2	At the time of filing of the notice disapplying Part IV of Schedule 2 of the Act, the registered agent of the Company is Midocean Management and Trust Services (BVI) Limited of Midocean Chambers, P.O. Box 805, Road Town, Tortola, British Virgin Islands.

4.3	The Company may by Resolution of Directors change the location of its registered office or change its registered agent.

4.4	Any change of registered office or registered agent will take effect on the registration by the Registrar of a notice of the change filed by the existing registered agent or a legal practitioner in the British Virgin Islands acting on behalf of the Company.

5	CAPACITY AND POWERS

5.1	Subject to the Act and any other British Virgin Islands legislation, the Company has, irrespective of corporate benefit:

(a)	full capacity to carry on or undertake any business or activity, do any act or enter into any transaction; and

(b)	for the purposes of paragraph (a), full rights, powers and privileges.

5.2	For the purposes of section 9(4) of the Act, there are no limitations on the business that the Company may carry on.

6	NUMBER AND CLASSES OF SHARES

6.1	The Company is authorised to issue 600,000,000 no par value Shares which may be Ordinary Shares, Class A Preference Shares or Class B Preference Shares provided that there shall at any time be:

(a)	a maximum of 500,000,000 Ordinary Shares;

(b)	a maximum of 50,000,000 Class A Preference Shares; and

(c)	a maximum of 50,000,000 Class B Preference Shares.

6.2	The Company may issue fractional Shares and a fractional Share shall have the corresponding fractional rights, obligations and liabilities of a whole Share of the same class or series of Shares.

6.3	Shares may be issued in one or more series of Shares as the directors may by Resolution of Directors determine from time to time.

7	RIGHTS OF SHARES

7.1	All Ordinary Shares shall:

(a)	have one vote each;

(b)	be subject to redemption, purchase or acquisition by the Company for fair value; and

(c)	have the same rights with regard to dividends and distributions upon liquidation of the Company.

7.2	The rights, privileges, restrictions and conditions attaching to the Preferred Shares shall be stated in this Memorandum which shall be amended accordingly prior to the issue of any such Preferred Shares. For the avoidance of doubt, the provisions of Clause 12 of this Memorandum have been adopted by the Company by Supermajority Vote in accordance with Clause 11.2 of this Memorandum. Such rights, privileges, restrictions and conditions may include:

(a)	the number of Shares and series constituting that class and the distinctive designation of that class;

(b)	the dividend rate on the Shares of that class (if any), whether dividends shall be cumulative, and, if so, from which date or dates, and whether they shall be payable in preference to, or in relation to, the dividends payable on any other class or classes of Shares;

(c)	whether that class shall have voting rights and, if so, the terms of such voting rights;

(d)	whether that class shall have conversion or exchange privileges, and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine;

(e)	whether or not the Shares of that class shall be redeemable, and, if so, the terms and conditions of such redemption, including the manner of selecting Shares for redemption if less than all Shares are to be redeemed, the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may be less than fair value and which may vary under different conditions and at different dates;

(f)	whether that class shall be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of Shares of that class, and, if so, the terms and amounts of such sinking fund;

(g)	the right of the Shares of that class to the benefit of conditions and restrictions upon the creation of indebtedness of the Company or any subsidiary, upon the issue of any additional Shares (including additional Shares of such class of any other class) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Company or any subsidiary of any outstanding Shares of the Company;

(h)	the right of the Shares of that class in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and whether such rights shall be in preference to, or in relation to, the comparable rights of any other class or classes of Shares; and

(i)	any other relative, participating, optional or other special rights, qualifications, limitations or restrictions of that class.

7.3	The Company may by Resolution of Directors redeem, purchase or otherwise acquire all or any of the Shares in the Company subject to the Articles.

8	VARIATION OF RIGHTS

If at any time the Shares are divided into different classes, the rights attached to any particular class may only be varied, whether or not the Company is in liquidation, by a resolution passed at a meeting by the holders of not less than 50% of the issued Shares in that class, unless otherwise expressly provided for by the terms of issue of Shares of that class.

9	RIGHTS NOT VARIED BY THE ISSUE OF SHARES PARI PASSU

The rights conferred upon the holders of the Shares of any class shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or superior thereto.

10	REGISTERED SHARES

10.1	The Company shall issue registered Shares only.

10.2	The Company is not authorised to issue bearer Shares, convert registered Shares to bearer Shares or exchange registered Shares for bearer Shares.

11	AMENDMENT OF THE MEMORANDUM AND THE ARTICLES

11.1	Subject to Clause 8, Sub-Clause 11.2 and Sub-Clause 12.6(b) below, the Company may amend the Memorandum or the Articles by (i) Resolution of Shareholders provided that as a prior condition to such amendment the Board of Directors have approved such amendment; or (ii) Resolution of Directors, save that no amendment may be made only by Resolution of Directors:

(a)	to restrict the rights or powers of the Shareholders to amend the Memorandum or the Articles;

(b)	to change the percentage of Shareholders required to pass a Resolution of Shareholders to amend the Memorandum or the Articles; or

(c)	in circumstances where the Memorandum or the Articles cannot be amended by the Shareholders.

11.2	Subject to Sub-Clause 12.6(b), notwithstanding the generality of Sub-Clause 11.1, an affirmative vote of (a) 66 2⁄3 percent or more of the directors of the Company or (b) the holders of 66 2⁄3 percent or more of the voting power of the then outstanding Shares entitled to vote thereon, voting together as a single class, provided that as a prior condition to such vote by the Shareholders, the Board of Directors have approved the subject matter of the vote (each, a “Supermajority Vote”) shall be required to:

(a)

alter, amend, repeal or adopt any provision which is inconsistent with any provision of Clauses 6, 7, 8, 9 or this Clause 11, of this Memorandum of Association, or Sub-Regulations 8.1, 8.2, 8.3, 8.4, 8.5, 8.6, 8.8, 8.9, 8.12, 8.13, 8.14, 8.15, 8.16, 8.17, 8.22, 9.2, 9.3, 10.1, 10.2, 10.3, 10.4, 11.1, 14.1 and 17.3 or Regulations 19 and 25 of the Articles of Association; or

(b) approve any merger of the Company which would, directly or indirectly, have the effect of making changes to this Memorandum or to the Articles which would require a Supermajority Vote if effected directly as an amendment to this Memorandum or to the Articles.

11.3	Any amendment of the Memorandum or the Articles will take effect on the registration by the Registrar of a notice of amendment, or restated Memorandum and Articles, filed by the registered agent.

12 CONVERTIBLE PREFERENCE SHARES

12.1	Designation; Number of Shares; Ranking. There shall be created from the 50,000,000 Class A Preference Shares, no par value, of the Company authorised to be issued under the Memorandum, a series of convertible preference shares (the “Convertible Preference Shares”), and the number of Convertible Preference Shares shall initially be 175,000, which number the Board of Directors may decrease (but not below the number of Convertible Preference Shares then issued).

Each Convertible Preference Share shall be identical in all respects to every other Convertible Preference Share. The Convertible Preference Shares, with respect to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company, rank:

(a)	senior to, as to dividend rights and as to rights upon the Company’s liquidation, winding-up or dissolution, all Ordinary Shares and any other class or series of Preferred Shares, the terms of which expressly provide that such other Preferred Shares rank junior to the Convertible Preference Shares;

(b)	on parity with, as to dividend rights and as to rights upon the Company’s liquidation, winding-up or dissolution, any other class or series of Preferred Shares, if the terms thereof do not expressly provide that such other Preferred Shares rank senior or junior to the Convertible Preference Shares; and

(c)	junior to, as to rights upon the liquidation, winding-up or dissolution of the Company, any other class or series of Preferred Shares, the terms of which expressly provide that such other Preferred Shares rank senior to the Convertible Preference Shares.

12.2	Standard Definitions. As used in this Clause 12 with respect to the Convertible Preference Shares:

“Accumulated Dividend Amount” means, for each Convertible Preference Share, initially zero dollars, (i) as increased from time to time pursuant to Clause 12.3, and (ii) as increased at the end of each Dividend Period for which the Accumulated Dividend Amount at the beginning of such Dividend Period was greater than zero dollars by an amount equal to the product of (a) the Accumulated Dividend Amount at the beginning of such Dividend Period, (b) the Dividend Rate and (c) the quotient of (I) the sum of (x) the number of full calendar months included in such Dividend Period multiplied by 30, and (y) for each month that is only partially included in such Dividend Period, the number of days included in such portion, divided by (II) 360.

“Accumulated Dividend Payment Amount” means, in respect of any conversion of a Convertible Preference Share, an amount equal to (i) the Accumulated Dividend Amount divided by the Conversion Price in effect on the relevant Conversion Date, multiplied by (ii) the Closing Price of the Ordinary Shares on the relevant Conversion Date (or, if such Conversion Date is not a Trading Day, on the immediately preceding Trading Day, or with respect to a Fundamental Change Conversion, the Share Price).

“As-Converted Basis” means, with respect to the Convertible Preference Shares held by any Person on any date, a number of Ordinary Shares equal to the product of the number of such Convertible Preference Shares and the Conversion Rate in effect on such date, rounded down to the nearest whole Ordinary Share.

“Average VWAP” means the average of the VWAP per share for each Trading Day in the relevant period.

“Board of Directors” shall have the meaning set forth in the recitals and shall include any authorised committee of such Board of Directors.

“Cash FC Amount” shall have the meaning set forth in Clause 12.9(d)(i)(A).

“Clause I Distribution” shall have the meaning set forth in Clause 12.13(a)(iv)(A).

“Clause II Distribution” shall have the meaning set forth in Clause 12.13(a)(iv)(B).

“Clause IV Distribution” shall have the meaning set forth in Clause 12.13(a)(iv).

“Closing Price” shall means the closing price per share (or, if none, the average of the highest bid and lowest ask prices) of the Ordinary Shares on the applicable Trading Day on the principal U.S. national securities exchange on which the Ordinary Shares are listed or admitted to trading, or if the Ordinary Shares are not then listed or admitted for trading on any U.S. national securities exchange, the average of the mid-point of the bid and ask prices per share of the Ordinary Shares on the relevant date from each of at least three nationally recognized independent investment banks selected for this purpose by the Company.

“Conversion and Dividend Disbursing Agent” shall initially mean Broadridge Corporate Issuer Solutions, Inc., the Company’s duly appointed conversion and dividend disbursing agent for the Convertible Preference Shares, and any successor appointed under Clause 12.14.

“Conversion Date” means, in respect of any conversion of Convertible Preference Shares, the Mandatory Conversion Date, the Fundamental Change Conversion Date or the Early Conversion Date, as the case may be.

“Conversion Price” means $13.8671 per Ordinary Share, as adjusted from time to time as set forth herein.

“Conversion Rate” means, at any time, a number of Ordinary Shares per Convertible Preference Share equal to the Liquidation Preference in effect at such time divided by the Conversion Price in effect at such time.

“CPS Registrar” shall initially mean Broadridge Corporate Issuer Solutions, Inc., the Company’s duly appointed registrar for the Convertible Preference Shares and any successor appointed under Clause 12.14.

“Current Market Price” per Ordinary Share on any date means for the purposes of determining an adjustment to the Conversion Price:

(a)	for purposes of any adjustment pursuant to Clause 12.13(a)(ii), Clause 12.13(a)(iv) (in the event of an adjustment not relating to a Spin-Off), or Clause 12.13(a)(v), the Average VWAP per Ordinary Share over the five consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-Date with respect to the issuance or distribution requiring such computation;

(b)	(a) for purposes of determining the denominator in any adjustment pursuant to Clause 12.13(a)(iv) relating to a Spin-Off, the Average VWAP per Ordinary Share or the Company’s Shares or equity interests, as applicable, over the first ten consecutive Trading Days commencing on and including the fifth Trading Day immediately following the effective date of such distribution and (b) for purposes of determining the numerator in such adjustment, the Closing Price of the Ordinary Shares on the Trading Day immediately preceding the Ex-Date for such Spin-Off; and

(c)	for purposes of any adjustment pursuant to Clause 12.13(a)(vi) the Average VWAP per Ordinary Share over the 10 consecutive Trading Day period commencing on and including the Trading Day next succeeding the Expiration Date of the relevant tender offer or exchange offer.

“Dividend Amount” means, with respect to any Dividend Period, the product of (i) the Liquidation Preference as in effect at the beginning of such Dividend Period, (ii) the Dividend Rate and (iii) the quotient of (a) the sum of (x) the number of full calendar months included in such Dividend Period multiplied by 30, and (y) for each month that is only partially included in such Dividend Period, the number of days included in such portion, divided by (b) 360.

“Dividend Payment Date” means March 1, June 1, September 1 and December 1 of each year commencing on June 1, 2014 to and including the Mandatory Conversion Start Date.

“Dividend Period” means the period from, and including, a Dividend Payment Date to, but excluding, the next Dividend Payment Date, except that the initial Dividend Period shall commence on, and include, the Initial Issue Date and shall end on, and exclude, the Dividend Payment Date occurring on June 1, 2014 and except as otherwise provided in Clause 12.9.

“Dividend Rate” means (i) for the purpose of calculating any Dividend Amount that will be paid in cash by the Company on the relevant Dividend Payment Date, in lieu of an increase in the Accumulated Dividend Amount or Liquidation Preference, pursuant to clause (y) in the first proviso to Clause 12.3(a), 8.00% and (ii) otherwise, 7.00%.

“Early Conversion” shall have the meaning set forth in Clause 12.8.

“Early Conversion Date” shall have the meaning set forth in Clause 12.8(a).

“Effective Date” shall have the meaning set forth in Clause 12.9.

“Equity Securities” means Ordinary Shares and any other security issued by the Company convertible into, or exercisable or exchangeable for, Ordinary Shares, or any other Shares of the Company.

“Exercise Notice” shall have the meaning set forth in Clause 12.17(b).

“Exercise Notice Deadline” means, with respect to any proposed issuance of Equity Securities, (i) if an officer of the Company represents to P2 that such officer has determined in good faith that exigent circumstances exist with respect to such proposed offering, four calendar days following P2’s receipt of the relevant Issuance Notice, and (ii) otherwise, eight calendar days following P2’s receipt of the relevant Issuance Notice.

“Exchange Property” shall have the meaning set forth in Clause 12.13(d).

“Ex-Date,” when used with respect to any issuance or distribution, means the first date on which Ordinary Shares trade without the right to receive such issuance or distribution.

“Expiration Date” shall have the meaning set forth in Clause 12.13(a)(vi).

“Fair Market Value” means the fair market value as determined in good faith by the Board of Directors, whose determination shall be final and set forth in a Resolution of Directors.

“Fully-Diluted Basis” means, with respect to any determination of the outstanding number of Ordinary Shares, that the number of Ordinary Shares due upon conversion, exercise or exchange of all equity-linked securities of the Company then outstanding (determined at the minimum conversion rate, in the case of mandatory convertible securities) shall be deemed outstanding.

A “Fundamental Change” shall be deemed to have occurred, at any time after the Initial Issue Date, upon: (i) the consummation of any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination or otherwise) in connection with which 90% or more of the Ordinary Shares are exchanged for, converted into, acquired for or constitute solely the right to receive, consideration 10% or more of which is not common equity securities that are listed on, or immediately after the transaction or event will be listed on, any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market; (ii) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than the Company, any of the Company’s Subsidiaries or any of the Company’s or the Company’s Subsidiaries’ employee benefit plans, becoming the “beneficial owner,” directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of Shares then outstanding entitled to vote generally in elections of the Company’s directors; or (iii) the Ordinary Shares (or any other security into which the Convertible Preference Shares becomes convertible in connection with a Reorganization Event) cease to be listed or quoted on the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors) or other United States national securities exchange.

“Fundamental Change Conversion” shall have the meaning set forth in Clause 12.9(a).

“Fundamental Change Conversion Date” shall have the meaning specified in Clause 12.9(a).

“Fundamental Change Conversion Period” shall have the meaning set forth in Clause 12.9(a).

“Fundamental Change Dividend Make-whole Amount” means, with respect to any conversion of a Holder’s Convertible Preference Shares in connection with a Fundamental Change, the present value of all Dividend Amounts on such Holder’s Convertible Preference Shares for all remaining Dividend Periods (including the Dividend Period during which the Effective Date of the Fundamental Change occurs) from such Effective Date to, but excluding, the Mandatory Conversion Start Date, calculated using a discount rate of 4.00% per annum; provided that such calculation shall be based on the assumption that all such remaining Dividend Amounts would be paid in kind until the Mandatory Conversion Start Date and would be paid in cash on such date.

“Fundamental Change Notice” shall have the meaning set forth in Clause 12.9(b).

“Governance Agreement” shall have the meaning set forth in Clause 12.6(a).

“Holder” means each person in whose name Convertible Preference Shares are registered in the Company’s register of members, who shall be treated by the Company and the CPS Registrar as the absolute owner of those Convertible Preference Shares for the purpose of making payment and settling conversions and for all other purposes.

“Initial Dividend Threshold” shall have the meaning set forth in Clause 12.13(a)(v).

“Initial Issue Date” means March 4, 2014, the first original issue date of the Convertible Preference Shares.

“Issuance Notice” shall have the meaning set forth in Clause 12.17.

“Issuance Notice Deadline” means, with respect to any proposed issuance of Equity Securities, (i) if an officer of the Company represents to P2 that such officer has determined in good faith that exigent circumstances exist with respect to such proposed offering, five calendar days prior to the proposed issuance date, and (ii) otherwise, ten calendar days prior to the proposed issuance date.

“Liquidation Dividend Amount” shall have the meaning set forth in Clause 12.4.

“Liquidation Preference” means, for each Convertible Preference Share, initially US$1,000, as increased from time to time pursuant to Clause 12.3.

“Mandatory Conversion” shall have the meaning set forth in Clause 12.7.

“Mandatory Conversion Date” shall have the meaning set forth in Clause 12.7.

“Mandatory Conversion Start Date” means March 1, 2017.

“New York Business Day” means any day other than a Saturday or Sunday or any other day on which commercial banks in New York City or the British Virgin Islands are authorised or required by law, regulation or executive order to close.

“Officer” means the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, any Senior Vice President, any Vice President, the Treasurer or the Secretary of the Company.

“Officer’s Certificate” means a certificate of the Company, signed by any duly authorised Officer of the Company.

“P2” means P2 Capital Partners, LLC.

“Person” means any individual, partnership, firm, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

“Pro Rata Share” shall have the meaning set forth in Clause 12.17.

“Reorganization Event” shall have the meaning set forth in Clause 12.13(d).

“Scheduled Trading Day” means any day that is scheduled to be a Trading Day.

“Share Price” means, for any Fundamental Change, (i) if the holders of Ordinary Shares receive only cash in such Fundamental Change, the amount of cash paid in such Fundamental Change per Ordinary Share, and (ii) if the holders of Ordinary Shares receive any property other than cash in such Fundamental Change, the Average VWAP per Ordinary Share over the 10 consecutive Trading Day period ending on, and including, the Trading Day preceding the Effective Date.

“Spin-Off” means a dividend or other distribution by the Company to all holders of Ordinary Shares consisting of capital stock of, or similar equity interests in, or relating to a Subsidiary or other business unit of the Company.

“Subsidiary” means, with respect to any Person, any company or corporate entity for which such Person owns, directly or indirectly, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interest of such company or corporate entity).

“Trading Day” means a day on which the Ordinary Shares:

(a)	are not suspended from trading, and on which trading in Ordinary Shares is not limited, on any national or regional securities exchange or association or over-the-counter market during any period or periods aggregating one half-hour or longer; and

(b)	have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of Ordinary Shares; provided that if the Ordinary Shares are not traded on any such exchange, association or market, “Trading Day” means any New York Business Day.

“Transfer Agent” shall initially mean Broadridge Corporate Issuer Solutions, Inc., the Company’s duly appointed transfer agent for the Convertible Preference Shares and any successor appointed under Clause 12.14.

“Trigger Event” shall have the meaning set forth in Clause 12.13(a)(iv).

“Unit of Exchange Property” shall have the meaning set forth in Clause 12.13(d).

“VWAP” per Ordinary Share on any Trading Day means the per share volume-weighted average price as displayed on Bloomberg page “UTIW <Equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day; or, if such price is not available, “VWAP” means the market value per Ordinary Share on such Trading Day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by the Company for this purpose.

12.3	Dividends.

(a)

On each Dividend Payment Date, the Liquidation Preference shall be increased by the Dividend Amount for the Dividend Period ending thereon; provided that if, on account of such increase in the Liquidation Preference, (i) any Holder of Convertible Preference Shares would be prohibited by any applicable law, rule or regulation (including, without limitation, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) from holding its Convertible Preference Shares, or converting all its Convertible Preference Shares at the Conversion Rate, without receiving the consent of any governmental authority that has not been obtained at such time or (ii) (A) the sum of (1) the aggregate number of Ordinary Shares delivered upon conversion of the Convertible Preference Shares in the aggregate since the Initial Issue Date and (2) the product of (x) the Conversion Rate and (y) the number of outstanding Convertible Preference Shares would exceed 19.99% of the outstanding Ordinary Shares on February 26, 2014 (subject to adjustment by the Company for share splits or combinations and similar changes to the Company’s capitalization) or, (B) the Company or any of its Subsidiaries would be in violation of any contractual obligation binding on the Company or its Subsidiaries or their property, any applicable law, rule or regulation (including the listing requirements of the NASDAQ Global Select Market or any other securities exchange on which the Company’s securities are then listed), any order of a court or regulatory authority binding on the Company or the Memorandum or Articles, then (x) in the case of clause (i) or sub-

clause (ii)(A) or (B) above, the Liquidation Preference shall not be so increased and (y) in the case of clause (i) or sub-clause (ii)(A) or (B) above, on such Dividend Payment Date, the Accumulated Dividend Amount shall be increased by such Dividend Amount, except that, in the case of sub-clause (ii)(A) above, the Company may elect that such Dividend Amount shall be paid in cash on such Dividend Payment Date to each Holder in respect of each Convertible Preference Share that it holds, in lieu of such increase in the Accumulated Dividend Amount; provided further that if the condition set forth in clause (i) or (ii) above shall cease to exist prior to the Mandatory Conversion Start Date, the Liquidation Preference and the Accumulated Dividend Amount shall each be adjusted to such Liquidation Preference and Accumulated Dividend Amount, respectively, that would then be in effect as if such condition had not existed. Each Holder agrees to notify the Company at least five New York Business Days prior to any Dividend Payment Date on which the condition set forth in clause (i) above will apply, and the Company agrees to notify each Holder at least five New York Business Days prior to any Dividend Payment Date on which the condition set forth in sub-clause (ii)(B) above will apply.

(b)	No fractional Ordinary Shares shall be delivered by the Company to Holders in respect of the Fundamental Change Dividend Make-whole Amount. The Company shall instead pay a cash adjustment to each converting Holder that would otherwise be entitled to receive a fraction of an Ordinary Share based on the Average VWAP per Ordinary Share over the five consecutive Trading Day period beginning on and including the 7th Scheduled Trading Day immediately preceding the Fundamental Change Conversion Date.

12.4	Liquidation, Dissolution or Winding Up.

(a)	In the event of any voluntary or involuntary liquidation, winding-up or dissolution of the Company, each Holder shall be entitled to receive an amount per Convertible Preference Share equal to (i) the Liquidation Preference, plus (ii) the sum of the Accumulated Dividend Amount and the Dividend Amount for the then-current Dividend Period (determined as if such Dividend Period ended on, but excluded, the date fixed for liquidation, winding-up or dissolution) (the sum set forth in this clause (a)(ii), the “Liquidation Dividend Amount”) to be paid out of the assets of the Company available for distribution to its shareholders, after satisfaction of liabilities owed to the Company’s creditors and any Preferred Shares ranking prior to the Convertible Preference Shares and before any payment or distribution is made to holders of Ordinary Shares or any Preferred Shares ranking junior to the Convertible Preference Shares.

(b)	Neither the sale of all or substantially all of the assets of the Company (other than in connection with the liquidation, winding-up or dissolution of the Company), nor the merger or consolidation of the Company into or with any other Person, shall be deemed to be a voluntary or involuntary liquidation, winding-up or dissolution of the Company for the purposes of this Clause 12.4, subject to Clause 12.9 and Clause 12.13 to the extent applicable.

(c)	If, upon the voluntary or involuntary liquidation, winding-up or dissolution of the Company, the amounts payable with respect to (i) the Liquidation Preference plus the Liquidation Dividend Amount of the Convertible Preference Shares and (ii) the amount that would otherwise be payable, in the event of any voluntary or involuntary liquidation, winding-up or dissolution of the Company, to all classes or series of Preferred Shares ranking on parity with the Convertible Preference Shares in accordance with the terms thereof are not paid in full, the Holders and all holders of any classes or series of such Preferred Shares shall share equally and ratably in any distribution of the Company’s assets in proportion to the respective amounts of distribution to which they are otherwise entitled.

(d)	After the payment to any Holder of the full amount of the Liquidation Preference and the Liquidation Dividend Amount for each of such Holder’s Convertible Preference Shares, such Holder as such shall have no right or claim to any of the remaining assets of the Company.

12.5	No Redemption; No Sinking Fund. The Convertible Preference Shares shall not be subject to any redemption, sinking fund or other similar provisions.

12.6	Voting Rights.

(a)	Voting With Ordinary Shares. The Convertible Preference Shares shall entitle the Holder thereof to a number of votes equal to the Ordinary Shares represented thereby on an As-Converted Basis, determined as of the record date for the relevant vote or consent, on all matters submitted to a vote of the holders of Ordinary Shares of the Company, and to notice of all meetings of shareholders (or pursuant to any action by written consent) in accordance with this Memorandum and the Articles as if the Holders of Convertible Preference Shares were holders of Ordinary Shares, and Holders of Convertible Preference Shares and holders of Ordinary Shares shall vote together as one class on all such matters; provided that P2 and its affiliates pursuant to the Amended and Restated Letter Agreement between P2 and the Company, dated February 26, 2014 (as amended from time to time in accordance with the terms thereof, the “Governance Agreement”), have irrevocably appointed the Chairman of the Board or any individual designated by the Company as P2’s and such affiliates’ proxy and attorney in fact (with full power of substitution), for and in the name, place and stead of P2 and such affiliates:

(i)	so long as P2 and its affiliates collectively beneficially own at any time at least 5.0% of the outstanding Ordinary Shares on an As-Converted Basis and a Fully-Diluted Basis, to vote, or cause to be voted, all voting securities (including the Convertible Preference Shares) owned by P2 and its affiliates representing up to a maximum of 19.99% of the total voting power of all voting securities (as defined in such Governance Agreement) outstanding, in a manner consistent with Section 2(b) of such Governance Agreement; and

(ii)	to vote, or cause to be voted, all such voting securities (including the Convertible Preference Shares) held by P2 and its affiliates in excess of 19.99% of the total voting power of all voting securities outstanding, in a manner identical (on a proportionate basis) to the manner in which the Public Equity Holders (as defined in such Governance Agreement) vote their voting securities.

(b)	Other Voting Rights. So long as any Convertible Preference Shares are outstanding, in addition to any other vote or consent of shareholders required by law or by this Memorandum, the affirmative vote of the holders of at least two-thirds of the Convertible Preference Shares at the time outstanding and entitled to vote thereon, voting together as a single class, given in person or by proxy, shall be necessary in order to amend the Memorandum to, or to take any action to, effect or validate any of the following:

(i)	authorize the issuance of Preferred Shares or shares of any other class ranking as to dividends or the distribution of the assets of the Company upon the liquidation, dissolution or winding-up of the Company on parity with or prior to the Convertible Preference Shares;

(ii)	change the designations, preferences, limitations, voting or other relevant rights of the Convertible Preference Shares;

(iii)	effect an exchange, reclassification or cancellation of all or part of the Convertible Preference Shares; or

(iv)	change the Convertible Preference Shares into the same or a different number of shares, with or without par value, of the same or another class.

In addition, without the affirmative vote of Holders of at least two-thirds of the outstanding Convertible Preference Shares, the Company shall not consummate a binding share exchange or reclassification involving the Convertible Preference Shares or a merger or consolidation of the Company with another entity (including any Reorganization Event), unless in each case: (i) the Convertible Preference Shares remain outstanding and are not amended in any respect or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent; and (ii) such Convertible Preference Shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Convertible Preference Shares immediately prior to such consummation, taken as a whole.

(c)	Change for Clarification. Without the consent of the Holders, so long as such action does not adversely affect the special rights, preferences, privileges or voting powers, and limitations and restrictions thereof, of the Convertible Preference Shares, the Company may by Resolution of Directors amend, alter, supplement or repeal any terms of the Convertible Preference Shares set out in this Memorandum:

(i)	to cure any ambiguity or mistake, or to correct or supplement any provision contained in this Clause 12 that may be defective or inconsistent with any other provision contained in this Clause 12; or

(ii)	to effectuate the changes to the terms of the Convertible Preference Shares contemplated by Clause 12.13(d) in connection with a Reorganization Event.

12.7	Mandatory Conversion following the Mandatory Conversion Date.

(a)	If, at any time following the Mandatory Conversion Start Date, the Closing Price of the Ordinary Shares equals or exceeds 135% of the Conversion Price then in effect for a period of 20 consecutive Trading Days, the Company may elect to cause each Convertible Preference Share to be converted into a number of Ordinary Shares equal to the Conversion Rate then in effect, together with cash in lieu of any fractional shares in accordance with Clause 12.12(b) (any such conversion, a “Mandatory Conversion” and the date thereof, the “Mandatory Conversion Date”) on not less than three New York Business Days’ notice to each Holder.

(b)	In connection with any Mandatory Conversion, in addition to the number of Ordinary Shares set forth above, the Company shall pay to the converting Holder on the Mandatory Conversion Date an amount in cash per Convertible Preference Share equal to the Accumulated Dividend Payment Amount as of the Mandatory Conversion Date.

12.8	Early Conversion at the Option of the Holder.

(a)

Other than during a Fundamental Change Conversion Period, the Holders shall have the right to convert their Convertible Preference Shares, in whole or in part (but in no event less than one Convertible Preference Share) (x) at any time after September 1, 2014 or

(y) in the event of any voluntary or involuntary liquidation, winding-up or dissolution of the Company (“Early Conversion” and the date thereof, the “Early Conversion Date”), in each case, into Ordinary Shares at the Conversion Rate as of the Early Conversion Date, subject to adjustment as described in Clause 12.13 and to satisfaction of the conversion procedures set forth in Clause 12.10.

(b)	In connection with any Early Conversion, in addition to the number of Ordinary Shares set forth above, the Company shall pay to the converting Holder an amount in cash per Convertible Preference Share equal to the Accumulated Dividend Payment Amount as of the Early Conversion Date on the third New York Business Day following the Early Conversion Date, subject to Clause 12.10.

12.9	Fundamental Change Conversion.

(a)	If a Fundamental Change occurs on or prior to the Mandatory Conversion Start Date, the Holders shall have the right to (i) convert their Convertible Preference Shares, in whole or in part (but in no event less than one Convertible Preference Share ) (any such conversion pursuant to this Clause 12.9 being a “Fundamental Change Conversion” and the date thereof, the “Fundamental Change Conversion Date”) at any time during the period (the “Fundamental Change Conversion Period”) that begins on the effective date of such Fundamental Change (the “Effective Date”) and ends at 5:00 p.m., New York City time, on the date that is 20 calendar days after the Effective Date (or, if earlier, the Mandatory Conversion Start Date) into a number of Ordinary Shares equal to the Conversion Rate per Convertible Preference Share as of the Fundamental Change Conversion Date, (ii) with respect to such converted shares, receive cash or Ordinary Shares in respect of a Fundamental Change Dividend Make-whole Amount, as set forth below; and (iii) with respect to such converted shares, receive the Accumulated Dividend Payment Amount in cash. Holders who do not submit Convertible Preference Shares for conversion during the Fundamental Change Conversion Period will not be entitled to convert their Convertible Preference Shares at the Conversion Rate or to receive cash or Ordinary Shares in respect of the Fundamental Change Dividend Make-whole Amount or the Accumulated Dividend Payment Amount pursuant to this Clause 12.9.

(b)	On or before the twentieth calendar day prior to the anticipated Effective Date or, if such prior notice is not practicable, no later than the second New York Business Day immediately following such Effective Date, a written notice (the “Fundamental Change Notice”) shall be sent by or on behalf of the Company to the Holders in accordance with Regulation 26 of the Articles. Such notice shall state:

(i)	the event causing the Fundamental Change;

(ii)	the anticipated Effective Date or actual Effective Date, as the case may be;

(iii)	that Holders shall have the right to effect a Fundamental Change Conversion in connection with such Fundamental Change during the Fundamental Change Conversion Period;

(iv)	the Fundamental Change Conversion Period; and

(v)	the instructions a Holder must follow to effect a Fundamental Change Conversion in connection with such Fundamental Change.

If the Company notifies Holders of a Fundamental Change later than the twentieth calendar day prior to the Effective Date of such Fundamental Change, the Fundamental Change Conversion Period shall be extended by a number of days equal to the number of days from, and including, the twentieth calendar day prior to such Effective Date to, but excluding, the date of such notice; provided that the Fundamental Change Conversion Period shall not be extended beyond the Mandatory Conversion Start Date.

(c)	Not later than the second New York Business Day following the Effective Date of a Fundamental Change, the Company shall notify Holders of:

(i)	the Fundamental Change Dividend Make-whole Amount and whether the Company will pay such amount in cash, Ordinary Shares or a combination thereof, specifying the combination, if applicable; and

(ii)	the Accumulated Dividend Payment Amount as of the Effective Date.

(d)	(i) For any Convertible Preference Shares that are converted during the Fundamental Change Conversion Period, the Company will, at its option, pay cash or issue Ordinary Shares as follows in respect of the Fundamental Change Dividend Make-whole Amount:

(A)	to the extent paid in cash, pay the Holder in cash, to the extent the Company is legally permitted to do so, an amount (the “Cash FC Amount”) equal to (x) the portion of the Fundamental Change Dividend Make-whole Amount to be paid in cash divided by (y) the Conversion Price in effect on the Fundamental Change Conversion Date, multiplied by (z) the Share Price;

(B)	to the extent paid in Ordinary Shares, increase the number of Ordinary Shares due on conversion by a number equal to (x) the portion of the Fundamental Change Dividend Make-whole Amount to be paid in Ordinary Shares divided by (y) the Conversion Price in effect on the Fundamental Change Conversion Date, or

(C)	pay the Fundamental Change Dividend Make-whole Amount in a combination of cash and Ordinary Shares in accordance with the provisions of clauses (A) and (B) above;

provided that the Company may not elect to issue Ordinary Shares, pursuant to clause (B) or (C) above in lieu of paying the Cash FC Amount, (i) to the extent that the sum of (a) the aggregate number of Ordinary Shares delivered upon conversion of the Convertible Preference Shares in the aggregate since the Initial Issue Date and (b) the product of (x) the Conversion Rate and (y) the number of outstanding Convertible Preference Shares following the relevant conversion would exceed 19.99% of the outstanding Ordinary Shares on February 26, 2014 (subject to adjustment by the Company for share splits or combinations and similar changes to the Company’s capitalization) or (ii) if such delivery of Ordinary Shares would violate any law, rule or regulation applicable to the Company or the relevant Holder or would require the consent of any governmental authority that has not been obtained.

(ii)	In addition, Holders who convert Convertible Preference Shares within the Fundamental Change Conversion Period will be entitled to receive the relevant Accumulated Dividend Payment Amount in cash for each Convertible Preference Share so converted to the extent the Company is legally permitted to make such payment.

(iii)	[RESERVED].

(iv)	The Company shall determine the portion of the Fundamental Change Dividend Make-whole Amount payable in Ordinary Shares such that no fractional Ordinary Shares shall be owed by the Company to converting Holders in respect of the Fundamental Change Dividend Make-whole Amount.

12.10	Conversion Procedures.

(a)	Except as specified herein, a Holder shall not be deemed to be the holder of Ordinary Shares into which such Holder’s Convertible Preference Shares are convertible until 5:00 p.m. New York City time on the relevant Conversion Date.

(b)	To effect an Early Conversion pursuant to Clause 12.8 or a Fundamental Change Conversion pursuant to Clause 12.9, a Holder must:

(v)	complete and manually sign the conversion notice on the back of the Convertible Preference Shares certificate or a facsimile of such conversion notice;

(vi)	deliver the completed conversion notice and the certificated Convertible Preference Shares (or, if such certificate or certificates have been lost, stolen or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Company) to be converted to the Conversion and Dividend Disbursing Agent;

(vii)	if required, furnish appropriate endorsements and transfer documents; and

(viii)	if required in accordance with Clause 12.22, pay all transfer or similar taxes or duties, if any.

Any Early Conversion or a Fundamental Change Conversion shall be effective on the date on which a Holder has satisfied the foregoing requirements, to the extent applicable. Certificates due upon conversion to represent the Ordinary Shares shall be delivered to the converting Holder, together with delivery by the Company to the converting Holder of any cash to which the converting Holder is entitled, on the third New York Business Day immediately succeeding the Early Conversion Date or the Fundamental Change Conversion Date, as the case may be. In the event of any obligation to deliver of Ordinary Shares upon conversion of the Convertible Preference Shares, the Company will update the register of Shareholders on the date that the Ordinary Shares are owed hereunder.

In the event that a conversion is effected with respect to Convertible Preference Shares representing less than all the Convertible Preference Shares held by a Holder, upon such conversion the Company shall execute and instruct the CPS Registrar and Transfer Agent to countersign and deliver to the Holder thereof, at the expense of the Company, a certificate evidencing the Convertible Preference Shares as to which conversion was not effected.

Convertible Preference Shares shall cease to be outstanding, and shall case to have any rights attaching to them, on the applicable Conversion Date, subject to the right of Holders of such shares to receive Ordinary Shares upon conversion of such Convertible Preference Shares and other amounts and Ordinary Shares, if any, to which they are entitled pursuant to Clauses 12.7, 12.8 or 12.9, as applicable, and subject to Clause 12.21.

In the event that the Company is not legally able to pay the full amount of cash required to be paid upon conversion, the Company shall (i) take all appropriate action reasonably within its means to maximize the assets legally available for making such cash payment, including, without limitation, through the revaluation of its assets in accordance with applicable laws, to make cash funds (and to the extent cash funds are insufficient, other assets) legally available for such payment, and (ii) pay the maximum amount of cash that it is legally able to pay and shall make any remaining cash payment at any time and from time to time as soon as additional legally available funds of the Company become available for such purpose.

12.11	Reservation of Ordinary Shares.

(a)	The Company shall at all times reserve and keep available out of its authorised and unissued Ordinary Shares, solely to satisfy its obligations in respect of the conversion of Convertible Preference Shares as herein provided, free from any liens, claims, security interests, preemptive or other similar rights and other encumbrances, a number of Ordinary Shares equal to the product of the Conversion Rate then in effect and the number of Convertible Preference Shares then outstanding. For purposes of this Clause 12.11, the number of Ordinary Shares that shall be due upon the conversion of all outstanding Convertible Preference Shares shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b)	Prior to the delivery of any securities that the Company shall be obligated to issue upon conversion of the Convertible Preference Shares, the Company shall use reasonable efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority (if applicable).

(c)	The Company shall take all such corporate and other actions as from time to time may be necessary to ensure that all Ordinary Shares due upon conversion of Convertible Preference Shares will, upon conversion, be duly and validly authorised and issued, fully paid and non-assessable

12.12	Fractional Shares.

(a)	No fractional Ordinary Shares shall be issued as a result of any conversion of Convertible Preference Shares.

(b)	In lieu of any fractional Ordinary Share otherwise due in respect of any Mandatory Conversion pursuant to Clause 12.7 or a conversion at the option of the Holder pursuant to Clause 12.8, the Company shall pay (concurrently with the issuance and delivery of the Ordinary Shares) an amount in cash (computed to the nearest cent) equal to the product of (i) that same fraction and (ii) the Average VWAP of the Ordinary Shares over the five consecutive Trading Day period beginning on, and including, the 7th Scheduled Trading Day immediately preceding the Mandatory Conversion Date or Early Conversion Date, as applicable.

(c)	If more than one share of the Convertible Preference Shares is surrendered for conversion at one time by or for the same Holder, the number of full Ordinary Shares due upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Convertible Preference Shares so surrendered.

12.13	Anti-Dilution Adjustments to the Conversion Price.

(a)	The Conversion Price shall be subject to the following adjustments:

(i)	Share Dividends and Distributions. If the Company issues Ordinary Shares to all or substantially all holders of Ordinary Shares as a dividend or other distribution, the Conversion Price in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of Ordinary Shares entitled to receive such dividend or other distribution shall be multiplied by a fraction:

(A)	the numerator of which is the number of Ordinary Shares outstanding at 5:00 p.m., New York City time, on the date fixed for such determination, and

(B)	the denominator of which is the sum of the number of Ordinary Shares outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the total number of Ordinary Shares constituting such dividend or other distribution.

Any adjustment made pursuant to this clause (i) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. If any dividend or distribution described in this clause (i) is declared but not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to make such dividend or distribution, to the Conversion Price that would be in effect if such dividend or distribution had not been declared. For the purposes of this clause (i), the number of Ordinary Shares outstanding at 5:00 p.m., New York City time, on the date fixed for such determination shall include any shares in respect of any scrip certificates issued in lieu of fractions of Ordinary Shares.

(ii)	Issuance of Share Purchase Rights. If the Company issues to all or substantially all holders of Ordinary Shares rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans), entitling such holders, for a period of up to 60 calendar days from the date of issuance of such rights or warrants, to subscribe for or purchase Ordinary Shares at a price per share less than the Current Market Price, the Conversion Price in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of Ordinary Shares entitled to receive such rights or warrants shall be decreased by multiplying the Conversion Price by a fraction:

(A)	the numerator of which shall be the sum of the number of Ordinary Shares outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the number of Ordinary Shares equal to the quotient of the aggregate offering price payable to exercise such rights or warrants divided by the Current Market Price, and

(B)	the denominator of which is the sum of the number of Ordinary Shares outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the number of Ordinary Shares issuable pursuant to such rights or warrants.

Any adjustment made pursuant to this clause (ii) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. In the event that such rights or warrants described in this clause (ii) are not so issued, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to issue such rights or warrants, to the Conversion Price that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or Ordinary Shares are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Price shall be readjusted to the Conversion Price that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of Ordinary Shares actually delivered. In determining whether any rights or warrants entitle the holders thereof to subscribe for or purchase Ordinary Shares at less than the Current Market Price, and in determining the aggregate offering price payable to exercise such rights or warrants, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined in good faith by the Board of Directors, which determination shall be final). For the purposes of this clause (ii), the number of Ordinary Shares at the time outstanding shall include any shares in respect of any scrip certificates issued in lieu of fractions of Ordinary Shares.

(iii)	Divisions and Combinations of the Ordinary Shares. If outstanding Ordinary Shares shall be divided into a greater number of Ordinary Shares or combined into a lesser number of Ordinary Shares, the Conversion Price in effect at 5:00 p.m., New York City time, on the effective date of such division or combination shall be multiplied by a fraction:

(A)	the numerator of which is the number of Ordinary Shares outstanding immediately prior to such division or combination, and

(B)	the denominator of which is the number of Ordinary Shares that would be outstanding immediately after, and solely as a result of, such division or combination.

Any adjustment made pursuant to this clause (iii) shall become effective immediately after 5:00 p.m., New York City time, on the effective date of such subdivision or combination.

(iv)	Debt or Asset Distribution.

(A)	If the Company distributes to all or substantially all holders of Ordinary Shares evidences of its indebtedness, Shares, securities, rights to acquire the Company’s Shares, cash or other assets (excluding (w) any dividend or distribution covered by Clause 12.13(a)(i), (x) any rights or warrants covered by Clause 12.13(a)(ii), (y) any dividend or distribution covered by Clause 12.13(a)(v) and (z) any Spin-Off to which the provisions set forth in Clause 12.13(a)(iv)(B) apply), the Conversion Price in effect at 5:00 p.m., New York City time, on the date fixed for the determination of holders of Ordinary Shares entitled to receive such distribution shall be multiplied by a fraction:

(1)	the numerator of which is the Current Market Price minus the Fair Market Value, on such date fixed for determination, of the portion of the evidences of indebtedness, Shares, securities, rights to acquire the Company’s Shares, cash or other assets so distributed applicable to one Ordinary Share, and

(2)	the denominator of which is the Current Market Price.

(B)	In the case of a Spin-Off, the Conversion Price in effect at 5:00 p.m., New York City time, on the date fixed for the determination of holders of Ordinary Shares entitled to receive such distribution shall be multiplied by a fraction:

(1)	the numerator of which is the Current Market Price of the Ordinary Shares, and

(2)	the denominator of which is the sum of (x) the Current Market Price of the Ordinary Shares and (y) the Fair Market Value of the portion of those Shares or similar equity interests so distributed that is applicable to one Ordinary Share as of the fifteenth Trading Day after the effective date for such distribution (or, if such Shares or equity interests are listed on a national or regional securities exchange, the Current Market Price of such securities).

Any adjustment made pursuant to this clause (iv) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of Ordinary Shares entitled to receive such distribution. In the event that such distribution described in this clause (iv) is not so made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to make such distribution, to the Conversion Price that would then be in effect if such distribution had not been declared. If an adjustment to the Conversion Price is required under this clause (iv) during any settlement period in respect of Convertible Preference Shares that have been tendered for conversion, delivery of the Ordinary Shares upon conversion shall be delayed to the extent necessary in order to complete the calculations provided for in this clause (iv).

For purposes of this clause (iv) (and subject in all respect to clause (ii), rights, options or warrants distributed by the Company to all or substantially all holders of its Ordinary Shares entitling them to subscribe for or purchase Shares of the Company, including Ordinary Shares (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Trigger Event”): (1) are deemed to be transferred with such Ordinary Shares; (2) are not exercisable; and (3) are also issued in respect of future issuances of the Ordinary Shares, shall be deemed not to have been distributed for purposes of this clause (iv) (and no adjustment to the Conversion Rate under this clause (iv) shall be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Price shall be made under this clause (iv).

If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the Initial Issue Date, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and the date fixed for the determination of the holders of Ordinary Shares entitled to receive such distribution with respect to new rights, options or warrants with such rights (in which case the existing rights, options or warrants shall be deemed to terminate and expire on such date without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event (of the type described in the immediately preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Price under this clause (iv) was made, (1) in the case of any such rights, options or warrants that shall all have been redeemed or purchased without exercise by any holders thereof, upon such final redemption or purchase (x) the Conversion Price shall be readjusted as if such rights, options or warrants had not been issued and (y) the Conversion Price shall then again be readjusted to give effect to such distribution, deemed distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or purchase price received by a holder or holders of Ordinary Shares with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of Ordinary Shares as of the date of such redemption or purchase, and (2) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof or otherwise redeemed or purchased, the Conversion Price shall be readjusted as if such rights, options and warrants had not been issued.

For purposes of clause (i), clause (ii) and this clause (iv), if any dividend or distribution to which this clause (iv) is applicable includes one or both of:

(A)	a dividend or distribution of Ordinary Shares to which clause (i) is applicable (the “Clause I Distribution”); or

(B)	an issuance of rights or warrants to which clause (ii) is applicable (the “Clause II Distribution”),

then i. such dividend or distribution, other than the Clause I Distribution, if any, and the Clause II Distribution, if any, shall be deemed to be a dividend or distribution to which this clause (iv) is applicable (the “Clause IV Distribution”) and any Conversion Price adjustment required by this clause (iv) with respect to such Clause IV Distribution shall then be made, and ii. the Clause I Distribution, if any, and Clause II Distribution, if any, shall be deemed to immediately follow the Clause IV Distribution and any Conversion Price adjustment required by clause (i) and clause (ii) with respect thereto shall then be made, except that, if determined by the Company (I) the date fixed for determination of the holders of Ordinary Shares entitled to receive any Clause I Distribution or Clause II Distribution shall be deemed to be the date fixed for the determination of holders of Ordinary Shares entitled to receive the Clause IV Distribution and (II) any Ordinary Shares included in any Clause I Distribution or Clause II Distribution shall be deemed not to be “outstanding at 5:00 p.m., New York City time, on the date fixed for such determination” within the meaning of clauses (i) and (ii).

(v)	Cash Distributions. If the Company distributes an amount consisting exclusively of cash to all or substantially all holders of Ordinary Shares other than a regular, annual cash dividend that does not exceed $0.06 per Ordinary Share (the “Initial Dividend Threshold”) (excluding (1) any cash that is distributed in a Reorganization Event to which Clause 12.13(d) applies, (2) any dividend or distribution in connection with the liquidation, dissolution or winding up of the Company and (3) any consideration payable as part of a tender or exchange offer by the Company or any Subsidiary of the Company covered by Clause 12.13(a)(vi) the Conversion Price in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of Ordinary Shares entitled to receive such distribution shall be multiplied by a fraction:

(1)	the numerator of which is the Current Market Price minus the amount per Ordinary Share of such distribution, and

(2)	the denominator of which is the Current Market Price minus the Initial Dividend Threshold (provided that if the distribution is not a regular annual cash dividend, the Initial Dividend Threshold will be deemed to be zero).

The Initial Dividend Threshold is subject to adjustment in the same manner, and at the same times, as the Conversion Price are adjusted; provided that no adjustment will be made to the Initial Dividend Threshold for any adjustment to the Conversion Price pursuant to this clause (v).

Notwithstanding the foregoing, no adjustment will be made pursuant to this clause (v) for any regular cash dividend with a record date occurring after the Mandatory Conversion Start Date.

Any adjustment made pursuant to this clause (v) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of Ordinary Shares entitled to receive such distribution. In the event that any distribution described in this clause (v) is not so made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to make such distribution, to the Conversion Price which would then be in effect if such distribution had not been declared.

(vi)	Self Tender Offers and Exchange Offers. If the Company or any Subsidiary of the Company successfully completes a tender or exchange offer pursuant to a Schedule TO or registration statement on Form S-4 for Ordinary Shares (excluding any securities convertible or exchangeable for Ordinary Shares), where the cash and the value of any other consideration included in the payment per Ordinary Share exceeds the Current Market Price, the Conversion Price in effect at 5:00 p.m., New York City time, on the date of expiration of the tender or exchange offer (the “Expiration Date”) shall be multiplied by a fraction:

(A)	the numerator of which shall be equal to the product of i. the Current Market Price and ii. the number of Ordinary Shares outstanding at the time such tender or exchange offer expires, including any purchased Ordinary Shares; and

(B)	the denominator of which shall be equal to the sum of:

(1)	the aggregate cash and Fair Market Value on the Expiration Date of any other consideration paid or payable for Ordinary Shares purchased in such tender or exchange offer; and

(2)	the product of the Current Market Price and the number of Ordinary Shares outstanding as of the last time tenders or exchanges may be made pursuant to such tender or exchange offer, less any purchased Ordinary Shares.

Any adjustment made pursuant to this clause (vi) shall become effective immediately after 5:00 p.m., New York City time, on the 10th Trading Day immediately following the Expiration Date but will be given effect as of the open of business on the Expiration Date. In the event that the Company or one of its Subsidiaries is obligated to purchase Ordinary Shares pursuant to any such tender offer or exchange offer, but the Company or such Subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall be readjusted to be the Conversion Price that would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this clause (vi) to any tender offer or exchange offer would result in an increase in the Conversion Price, no adjustment shall be made for such tender offer or exchange offer under this clause (vi) If an adjustment to the Conversion Price is required pursuant to this clause (vi) during any settlement period in respect of Convertible Preference Shares that have been tendered for conversion, delivery of the related conversion consideration shall be delayed to the extent necessary in order to complete the calculations provided for in this clause (vi).

(vii)	Fair Market Value in Excess of Current Market Price. Except with respect to a Spin-Off, in cases where the Fair Market Value of the evidences of the Company’s indebtedness, Shares, securities, rights to acquire the Company’s Shares, cash or other assets as to which Clause 12.13(a)(iv) or Clause 12.13(a)(v) applies, applicable to one Ordinary Share, distributed to holders of Ordinary Shares equals or exceeds the Current Market Price (as determined for purposes of calculating the conversion rate adjustment pursuant to Clause 12.13(a)(iv) or Clause 12.13(a)(v)), rather than being entitled to an adjustment in the Conversion Price, Holders shall be entitled to receive upon conversion, in addition to a number of Ordinary Shares otherwise due on the applicable Conversion Date, the kind and amount of the evidences of the Company’s indebtedness, Shares, securities, rights to acquire the Company’s Shares, cash or other assets comprising the distribution that such Holder would have received if such Holder had owned immediately prior to the record date for determining the holders of Ordinary Shares entitled to receive the distribution, for each Convertible Preference Share, a number of Ordinary Shares equal to the Conversion Rate in effect on the date of such distribution.

(viii)	Rights Plans. To the extent that the Company has a rights plan in effect with respect to the Ordinary Shares on any Conversion Date, upon conversion of any Convertible Preference Shares, converting Holders shall receive, in addition to the Ordinary Shares, the rights under such rights plan, unless, prior to such Conversion Date, the rights have separated from the Ordinary Shares, in which case the Conversion Price shall be adjusted at the time of separation of such rights as if the Company made a distribution to all holders of the Ordinary Shares as described in Clause 12.13(a)(iv) subject to readjustment in the event of the expiration, termination or redemption of such rights. Any distribution of rights or warrants pursuant to a rights plan that would allow Holders to receive upon conversion, in addition to any Ordinary Shares, the rights described therein (unless such rights or warrants have separated from Ordinary Shares) shall not constitute a distribution of rights or warrants that would entitle Holders to an adjustment to the Conversion Price.

(b)	Calculation of Adjustments; Limitation on Adjustments.

(i)	All adjustments to the Conversion Price shall be calculated to the nearest 1/100th of a cent. Subject to the immediately following sentence, no adjustment in the Conversion Price shall be required unless such adjustment (together with any carried forward adjustments) would require an increase or decrease of at least one percent therein. If any adjustment by reason of this Clause 12.13(b)(i) is not required to be made, such adjustment shall be carried forward and taken into account in any subsequent adjustment; provided, however, that on the earlier of the Mandatory Conversion Date, an Early Conversion Date and the Effective Date of a Fundamental Change, adjustments to the Conversion Price shall be made with respect to any such adjustment carried forward that has not been taken into account before such date.

(ii)	Whenever any provision of this Clause 12 requires the Company or the Board of Directors to calculate the VWAP per Ordinary Share over a span of multiple days, the Board of Directors shall make appropriate adjustments (including, without limitation, to the Current Market Price) to account for any adjustment to the Conversion Price that becomes effective, or any event that would require such an adjustment if the Ex-Date, Effective Date or Expiration Date (as the case may be) of such event occurs, during the relevant period used to calculate such prices or values (as the case may be).

(iii)	No adjustment to the Conversion Price shall be made if Holders may participate, at the same time, upon the same terms and otherwise on the same basis as holders of Ordinary Shares and solely as a result of holding Convertible Preference Shares, in the transaction that would otherwise give rise to an adjustment as if they held, for each Convertible Preference Share, a number of Ordinary Shares equal to the Conversion Rate then in effect. In addition, the Conversion Price shall not be adjusted:

(A)	upon the issuance of any Ordinary Shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in Ordinary Shares under any plan;

(B)	upon the issuance of any Ordinary Shares or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its Subsidiaries;

(C)	upon the issuance of any Ordinary Shares pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Initial Issue Date;

(D)	for a change solely in the par value (or lack of par value) of the Ordinary Shares; or

(E)	for accumulated and unpaid dividends on the Convertible Preference Shares, except as provided under Clauses 12.7, 12.8 and 12.9.

(c)	Notice of Adjustment. Whenever the Conversion Price is to be adjusted, the Company shall:

(i)	compute such adjusted Conversion Price and prepare and transmit to the Transfer Agent an Officer’s Certificate setting forth such adjusted Conversion Price, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based;

(ii)	as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price, provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and

(iii)	as soon as practicable following the determination of such adjusted Conversion Price provide, or cause to be provided, to the Holders a statement setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth such adjusted Conversion Price.

(d)	Reorganization Events. In the event of:

(i)	any consolidation or merger of the Company with or into another Person (other than a merger or consolidation in which the Company is the continuing corporation and in which the Ordinary Shares outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of the Company or another Person);

(ii)	any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Company;

(iii)	any reclassification of Ordinary Shares into securities including securities other than Ordinary Shares; or

(iv)	any statutory exchange of securities of the Company with another Person (other than in connection with a merger or consolidation),

in each case, as a result of which the Ordinary Shares would be converted into, or exchanged for, securities, cash or property (each, a “Reorganization Event”), each Convertible Preference Share outstanding immediately prior to such Reorganization Event shall, without the consent of the Holders, become convertible into the kind of securities, cash and other property that such Holder would have been entitled to receive if such Holder had converted its Convertible Preference Shares into Ordinary Shares immediately prior to such Reorganization Event (such securities, cash and other property, the “Exchange Property,” with each “Unit of Exchange Property” meaning the kind and amount of such Exchange Property that a Holder of one Ordinary Share is entitled to receive). For purposes of the foregoing, the type and amount of Exchange Property in the case of any Reorganization Event that causes the Ordinary Shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election) shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of Ordinary Shares that affirmatively make such an election (or of all holders of Ordinary Shares if none makes an election). The Company shall notify Holders of the weighted average as soon as practicable after such determination is made. The number of Units of Exchange Property for each Convertible Preference Share converted following the effective date of such Reorganization Event shall be determined as if references in Clauses 12.7, 12.8 and 12.9 to Ordinary Shares were to Units of Exchange Property (without any interest thereon and without any right to dividends or distributions thereon which have a record date that is prior to such Conversion Date, except as provided in Clauses 12.13(a)(vii) and 12.13(b)(v)). In the case of any Reorganization Event where the Exchange Property includes common equity securities, (x) the Initial Dividend Threshold will be adjusted by the Board of Directors in good faith and (y) the Board of Directors will amend the terms of the Convertible Preference Shares to provide for anti-dilution adjustments with respect to such common equity securities that are consistent with the methodology used in the anti-dilution adjustments set forth in this Clause 12.13.

The above provisions of this Clause 12.13(d) shall similarly apply to successive Reorganization Events and the provisions of Clause 12.13 shall apply to any Shares or American Depositary Receipts of the Company (or any successor thereto) received by the holders of Ordinary Shares in any such Reorganization Event, subject to any amendment to the terms of the Convertible Preference Shares by the Board of Directors pursuant to the immediately preceding paragraph.

The Company (or any successor thereto) shall, as soon as reasonably practicable (but in any event within 20 calendar days) after the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence and of the kind and amount of the cash, securities or other property that constitute the Exchange Property. Failure to deliver such notice shall not affect the operation of this Clause 12.13(d).

12.14	Transfer Agent, CPS Registrar, and Conversion and Dividend Disbursing Agent. The duly appointed Transfer Agent, CPS Registrar and Conversion and Dividend Disbursing Agent for the Convertible Preference Shares shall be Broadridge Corporate Issuer Solutions, Inc. The Company may, in its sole discretion, remove the Transfer Agent, CPS Registrar or Conversion and Dividend Disbursing Agent in accordance with the agreement between the Company and the Transfer Agent, CPS Registrar or Conversion and Dividend Disbursing Agent, as the case may be; provided that if the Company removes Broadridge Corporate Issuer Solutions, Inc., the Company shall appoint a successor transfer agent, registrar or conversion and dividend disbursing agent, as the case may be, who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Company shall send notice thereof by first-class mail, postage prepaid, to the Holders.

12.15	Sales of Ordinary Shares. P2 and its affiliates agree not to sell, distribute, dispose of the economic rights or benefits of, or otherwise transfer for value, any Ordinary Shares received upon conversion of the Convertible Preference Shares, except in accordance with the Governance Agreement.

12.16	Redemption. Notwithstanding anything to the contrary in Clause 7.3 of the Memorandum, the Company shall not have the right to redeem, purchase or acquire any of the Convertible Preference Shares pursuant to such Clause 7.3 without the consent of the Holder thereof.

12.17	Preemptive Rights.

(a)	The Company shall give P2 notice (an “Issuance Notice”) of any proposed issuance by the Company of any Equity Securities prior to the applicable Issuance Notice Deadline. The Issuance Notice shall specify (i) in the case of a private offering, the price at which such Equity Securities are to be issued and, in the case of equity-linked securities, any other material terms thereof, (ii) in the case of a public offering, the anticipated issuance price (or a range of anticipated prices) and, in the case of equity-linked securities, any other anticipated economic terms (or, if applicable, a range thereof) and all other material terms thereof and (iii) a reasonable description of the terms and provisions of the securities to be proposed to be issued, including where applicable, the voting powers, preferences and relative participation, optional and other special rights, and the qualification, limitations and restrictions thereof and dividend rate and any redemption date. Subject to clauses (e) and (f) of this Clause 12.17, P2 or its affiliate(s) shall be entitled to purchase up to its Pro Rata Share of the Equity Securities proposed to be issued, at the price and on the terms that other investors purchase such Equity Securities. “Pro Rata Share” means the fraction that results from dividing (1) the number of Ordinary Shares represented by Convertible Preference Shares P2 and its affiliates hold on an As-Converted Basis by (2) the number of Ordinary Shares then outstanding on a Fully-Diluted Basis. P2 and its affiliates shall keep the information disclosed by the Company in connection therewith confidential and shall not execute any transactions in the Company’s securities on the basis thereof, except (i) for disclosure to their affiliates or advisers, to the extent reasonably required; provided that such affiliates or advisors agree to keep such information confidential and not to execute any transactions in the Company’s securities on the basis thereof, subject to exceptions substantially identical to the exceptions set forth in this sentence, or (ii) to the extent that the information is publicly available through no fault of P2 or its affiliates.

(b)

If P2 and its affiliate(s) desire to purchase any portion or all of its Pro Rata Share of the Equity Securities specified in the Issuance Notice, P2 shall deliver notice to the Company (each, an “Exercise Notice”) of its election to purchase, or cause its affiliates to purchase, such Equity Securities prior to the applicable Exercise Notice Deadline. The Exercise Notice shall specify the number or amount, as the case may be, of Equity Securities to be purchased by P2 and its affiliate(s) and, in the case of a public offering, the maximum price P2 and its affiliate(s) are willing to pay and, in the case of equity-linked securities, any limitation on other economic terms P2 and its affiliate(s) are willing to accept. The Exercise Notice shall constitute exercise by P2 of its rights under this Clause 12.17 and be a binding agreement of P2 or its affiliate(s) to purchase, at the price and on the terms specified in the Issuance Notice (in the case of a private issuance) or at the public offering price and with the same terms as other investors receive, subject to any maximum price and other limitations specified in the Exercise Notice (in the case of a public offering), the number (or amount) of Equity Securities specified in the Exercise Notice. If, prior to the applicable Exercise Notice Deadline, P2 shall not have delivered an Exercise Notice to the Company, P2 shall be deemed to have waived all of its rights under this Clause 12.17 with respect to the purchase of such Equity Securities.

(c)	The Company shall have 180 days from the date of the Issuance Notice to consummate the proposed issuance of any or all of such Equity Securities that P2 has not elected to purchase, or cause its affiliate(s) to purchase, at the price and upon terms that are not materially less favorable to the Company than those contemplated in the Issuance Notice; provided that, if such issuance is subject to regulatory approval, such 180-day period shall be extended until the expiration of five New York Business Days after all such approvals have been received, but in no event later than 270 days from the date of the Issuance Notice. If the Company proposes to issue any such Equity Securities after such 180-day (or 270-day) period, it shall again comply with the procedures set forth in this Clause 12.17.

(d)	At the consummation of the issuance of any such Equity Securities, if P2 has exercised its rights under this Clause 12.17 and any conditions set forth in the Exercise Notice have been satisfied, the Company shall issue certificates representing the Equity Securities to be purchased by P2 or its affiliate(s) registered in the name of P2 or such affiliate(s), as specified by P2, against payment by P2 or such affiliate(s) of the purchase price for such Equity Securities in accordance with the terms and conditions as specified in the Issuance Notice or, in the case of a public offering, the terms and conditions on which other investors purchase such Equity Securities.

(e)	Notwithstanding the foregoing, P2 and its affiliate(s) shall not be entitled to purchase Equity Securities as contemplated by this Clause 12.17 in connection with issuances of Equity Securities (i) to employees of the Company or any Subsidiary thereof pursuant to employee benefit plans or arrangements approved by the Board of Directors (including upon the exercise of employee share options or the vesting of restricted share units granted pursuant to any such plans or arrangements), (ii) in connection with any bona fide, arm’s-length restructuring of outstanding debt of the Company or any Subsidiary thereof, (iii) in connection with any bona fide, arm’s-length direct or indirect merger, acquisition or similar transaction, (iv) in connection with any issuance of rights, options, warrants or other securities that results in an adjustment to the Conversion Price pursuant to Clause 12.13 as Share dividends or upon any subdivision or split-up of the outstanding Shares of the Company, (v) that are expected to result, in the opinion of the Company, in less than $50 million of gross proceeds to the Company, (vi) in connection with the conversion of Preferred Shares, or (vii) if the Company reasonably determines that such purchase would not be permitted under applicable law, rules or regulations (including listing standards of NASDAQ Global Select Market or any other exchange on which the Company’s securities are then listed) or that obtaining any necessary approval from a governmental authority (including, without limitation, NASDAQ Global Select Market or any other exchange on which the Company’s securities are then listed) in connection with such purchase would cause a delay in the offering. The Company shall not be obligated to consummate any proposed issuance of Equity Securities, nor be liable to P2 or its affiliate(s), if the Company has not consummated any proposed issuance of Equity Securities pursuant to this Clause 12.17 for whatever reason, regardless of whether it shall have delivered an Issuance Notice or received any Exercise Notice in respect of such proposed issuance.

(f)	The rights of P2 under this Clause 12.17 shall terminate on the earlier of (x) any date on which P2 and its affiliates cease to hold a number of Convertible Preference Shares representing at least 6,309,896 Ordinary Shares (as adjusted by the Company for share splits and combinations and similar changes in the Company’s capitalization) on an As-Converted Basis and (y) the Mandatory Conversion Start Date.

(g)	The election by P2 or its affiliates not to exercise its subscription rights under this Clause 12.17 in any one instance shall not affect their right as to any subsequent proposed issuance.

12.18	Other Rights. The shares of the Convertible Preference Shares shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles or as provided by applicable law.

12.19	Share Certificates. Convertible Preference Shares shall initially be represented by share certificates in the form approved by the Board of Directors as attached to the Governance Agreement. Notwithstanding anything to the contrary herein, following any purported transfer of the Convertible Preference Shares in violation of the legend set forth on such share certificates, the Convertible Preference Shares shall be deemed to have been cancelled, and neither the transferor nor the transferee shall have any further rights with respect to such Convertible Preference Shares.

12.20	Replacement Certificates. Notwithstanding anything to the contrary in the Articles, the Company is not required to issue any certificate representing the Convertible Preference Shares on or after any Conversion Date. In lieu of the delivery of a replacement certificate following any Conversion Date, the Transfer Agent, upon delivery of the evidence and indemnity described above, shall deliver certificates representing the converted Ordinary Shares into which the Convertible Preference Shares are converted and any cash deliverable pursuant to the terms of the Convertible Preference Shares formerly evidenced by the certificate.

12.21	Beneficial Ownership Limitation. Notwithstanding anything to the contrary herein, no Holder shall have the right to receive Ordinary Shares upon conversion of the Convertible Preference Shares, and any purported delivery of Ordinary Shares to such Holder upon conversion shall be null and void, to the extent that, following receipt of such Ordinary Shares, such Holder would beneficially own (as determined for purposes of the listing standards of NASDAQ Global Select Market) more than 19.99% of Ordinary Shares then outstanding; provided that if any Holder is so prevented from receiving any Ordinary Shares to which it would otherwise be entitled hereunder, the Company’s obligation to deliver such Ordinary Shares shall not be extinguished, and (i) subject to clause (ii) below, the Company shall deliver such Ordinary Shares (or any designated portion thereof) within three New York Business Days following notice from the converting Holder to the Company that receipt of such Ordinary Shares (or any designated portion thereof) (or, for the avoidance of doubt, any securities, cash or other property such Ordinary Shares have been converted into, or exchanged for, as a result of any Reorganization Event or any sub-division or combination of such Ordinary Shares) would not be prohibited by this Clause 12.21 or (ii) if the Ordinary Shares are not then listed on the NASDAQ Global Select Market, the NASDAQ Global Market or the New York Stock Exchange (or their respective successors) or any other United States national securities exchange, in lieu of delivering such Ordinary Shares, the Company shall pay to such Holder the fair market value in U.S. dollars of such Ordinary Shares (for the avoidance of doubt, without duplication of the value of any dividend or distribution payable to such Holder pursuant to the immediately succeeding sentence), as determined by an independent investment bank retained for this purpose by the Company, promptly following such determination. If the record date for any dividend or distribution on Ordinary Shares occurs during any period in which a Holder is prevented by this Clause 12.21 from receiving any Ordinary Shares to which it would otherwise be entitled, such Holder shall have the right to receive from the Company an amount equal to the dividends or distributions that would have otherwise been payable on such Ordinary Shares on the later of (a) the date on which the relevant dividend or distribution is paid on the Ordinary Shares, or as promptly as practicable thereafter and (b) the date on which such Ordinary Shares or the fair market value thereof is delivered to such Holder pursuant to the immediately preceding sentence.

12.22	Miscellaneous.

(a)	The Company shall pay any and all share transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of Convertible Preference Shares or Ordinary Shares or other securities issued on account of Convertible Preference Shares pursuant hereto or certificates representing such shares or securities. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of Ordinary Shares or other securities in a name other than that in which the Convertible Preference Shares with respect to which such shares or other securities are issued or delivered were registered, and shall not be required to make any such issuance or delivery unless and until the Person otherwise entitled to such issuance or delivery has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

(b)	The Liquidation Preference and the Dividend Rate each shall be subject to equitable adjustment whenever there shall occur a share split, combination, reclassification or other similar event involving the Convertible Preference Shares. Such adjustments shall be determined in good faith by the Board of Directors and submitted by the Board of Directors to the Transfer Agent.

(c)	To the extent that any other provision of the Memorandum or Articles conflicts with or is inconsistent with the provisions of this Clause 12, the provisions of this Clause 12 shall prevail.